Invesco PowerShares

PowerSHARES
Xchange Traded Notes™

Dear <<First Name>>,

Invesco PowerShares has recently expanded its marketing partnership with Deutsche Bank to include the first exchange traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world, including wheat, corn, soybeans, sugar, light sweet crude oil, gold, copper, zinc and aluminum. (See enclosed product list for a complete list of PowerShares DB ETNs.)

PowerShares DB ETNs are unsecured debt securities issued by Deutsche Bank AG, London Branch that are linked to a total return version of the Deutsche Bank Liquid Commodity Index. Investors can buy and sell PowerShares DB ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

ETNs are some of the more benefit-rich investment vehicles in the marketplace today. A few of their benefits and risks include:

Benefits

- Increased exposure – long, short or leveraged
- Low cost
- Intraday access
- Listed
- Transparent
- Tax treatment[1]

Risks

- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure
- Non-principal protected

The enclosed advisor kit includes information pertinent to investing in PowerShares DB ETNs. Also included in the kit are five investor guides that are specifically designed for you to conveniently mail to your clients.

To request additional copies of an investor guide or for more information about investing in PowerShares DB ETNs, please call 800.983.0903 or 877.369.4617, or visit powersharesetns.com or dbfunds.db.com/notes.

We look forward to working with you.

Bruce Bond

President & CEO
Invesco PowerShares Capital Management LLC

Filed pursuant to Rule 433 | Registration Statement 333-137902 | Dated 7 July 2008

An investment in PowerShares DB ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

To request a prospectus please call either 800.983.0903 or 877.369.4617 or visit either powersharesetns.com or dbfunds.db.com/notes.

[1] Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Long, short and leveraged exposure to commodities.

>

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 800.983.0903 | 877.369.4617 or you may
request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on The PowerShares DB ETNs is entirely dependent on Deutsche Bank, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in The PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in The PowerShares DB ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB ETNs even if the value of the relevant index has increased.
If at any time the redemption value of The PowerShares DB ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB ETNs may not be suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account.
There are restrictions on the minimum number of units that you may redeem directly with Deutsche
Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of The PowerShares DB ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Commodity, Agriculture, Base Metals, Gold and Crude Oil ETNs are concentrated in commodities, agriculture, base metals, gold and crude oil, respectively. The market value of The
PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatile of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture, Gold, Base
Metals and Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture Double Long,
Agriculture Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double Long, Gold
Double Short, Crude Oil Double Long and Crude Oil Double Short ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Shares are not.FDIC.insured,.have.no.bank.guarantee.and.may.lose.value.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider The PowerShares DB ETNs' investment objectives, risks, charges and expenses carefully before investing.

(C) 2008 Invesco PowerShares Capital Management LLC                P-DB-ETN-LTR-1 07/08

powersharesetns.com 800.983.0903